UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 31, 2015

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2015, EXCO Resources, Inc. (“EXCO” or the “Company”) entered into a Services and Investment Agreement (the “Agreement”) with Energy Strategic Advisory Services LLC (“ESAS”), a wholly-owned subsidiary of Bluescape Resources Company LLC (“Bluescape”). The Agreement provides that ESAS will provide certain strategic advisory services (the “Services”), including the development and execution of a performance improvement plan that will be focused on (i) developing a high performance execution team and disciplined operating system; (ii) instituting a disciplined capital allocation targeting the highest risk-adjusted return investments across a variety of opportunities; (iii) restructuring commercial contracts and joint-venture arrangements; and (iv) accelerating EXCO’s focus on reducing costs. The Services under the Agreement will begin immediately and, unless otherwise terminated, will continue until March 31, 2019.

The closing of this Agreement (the “Closing”) will be subject to certain conditions, including, among others, (i) obtaining any required regulatory approvals, (ii) obtaining the approval of EXCO’s shareholders in accordance with Section 312.03 of the NYSE Listed Company Manual and TBOC 21.054, (iii) amending the articles of incorporation of EXCO to increase the number of shares of authorized common stock and to include a waiver of the duty of directors to present corporate opportunities to the Company, (iv) amending the bylaws of EXCO to establish and describe the position of Executive Chairman of the Board, (v) consummating the Initial Investment Closing (as defined below), and (vi) obtaining any and all consents required under EXCO’s Amended and Restated Credit Agreement, dated as of July 31, 2013. The amendment to increase the authorized shares will require the approval of two-thirds of the outstanding shares of EXCO and the amendment to renounce the obligation of directors to present business opportunities to the Company will require the approval of two-thirds of the outstanding shares of EXCO and a majority of votes cast (excluding abstentions) by the disinterested shareholders.

Pursuant to the Agreement and Nomination Letter Agreement, at the Closing EXCO would appoint C. John Wilder, Executive Chairman of Bluescape, to fill a vacancy on EXCO’s Board of Directors (the “Board”) and appoint Mr. Wilder to the position of Executive Chairman of the Board, a newly created non-officer position on the Board with no additional legal duties or obligations other than those applicable to any other director. For his services as Executive Chairman, Mr. Wilder would receive the same director fees as the other non-management directors of the Company. Also at Closing, EXCO and ESAS will enter into a Nomination Letter Agreement, pursuant to which ESAS will have the right to nominate for election to the Board one director during the term of the Agreement, which will be Mr. Wilder, subject to the provisions contained therein.

Also pursuant to the Agreement, ESAS has agreed to purchase from EXCO 5,882,353 of EXCO’s common shares, par value $0.001 per share (“Common Shares”), at a price per share of $1.70 (the “Initial Investment”), upon effectiveness of a resale registration statement covering such shares and the entry into a registration rights agreement (the “Initial Investment Closing”). As soon as practicable after the execution of the Agreement, ESAS will deposit $10 million in escrow to be paid to EXCO upon acquisition of such shares. The escrow arrangement will be governed by an escrow agreement to be entered into by EXCO and ESAS (the “Escrow Agreement”). In addition, ESAS will be obligated under the Agreement to purchase at least $40 million more of EXCO’s common stock through open market purchases during the one year following the Closing, subject to certain extensions and exceptions (the “Remaining Investment” and together with the Initial Investment, the “Investment”).

As consideration for the Services to be provided under the Agreement, EXCO will pay ESAS a monthly fee of $300,000 and an annual incentive payment of between zero and $2.4 million per year (the “Incentive Payment”) that will be based on EXCO’s Common Share price achieving certain performance hurdles as compared to a peer group (the “Peer Group”) under the terms of the Agreement; provided that payment for the Services will be held in escrow and contingent upon completion of the entire first year of Services and completion of the Investment. If EXCO’s performance rank is in the bottom half of the Peer Group, then the Incentive Payment will be zero. The Incentive Payment increases linearly from $960,000 to $2.4 million as EXCO’s performance rank increases from the 50th to 75th percentile, as compared to the Peer Group. If EXCO’s performance rank is in the 75th percentile or above, then the Incentive Payment will be $2.4 million.

As additional performance incentives under the Agreement, EXCO has issued to ESAS warrants in four tranches (the “Warrants”) to purchase an aggregate of 80,000,000 shares of Common Shares (the “Warrant Shares”). The table below lists the number of Warrant Shares awarded at each exercise price and the term of the Warrants.

Number of Warrants Granted	Exercise Price	Term
15,000,000	$2.75	49 months
20,000,000	$4.00	60 months
20,000,000	$7.00	72 months
25,000,000	$10.00	72 months

Exercisability of the Warrants is subject to EXCO’s Common Share price achieving certain performance hurdles as compared to the Peer Group. If the Agreement is not terminated before March 31, 2019, and EXCO’s performance rank is in the bottom half of the Peer Group, then the Warrants will be forfeited and void. The number of exercisable shares under the Warrants increases linearly from 32,000,000 to 80,000,000 as EXCO’s performance rank increases from the 50th to 75th percentile, as compared to the Peer Group. If EXCO’s performance rank is in the 75th percentile or above, then all 80,000,000 Warrant Shares will be exercisable.

Prior to March 31, 2019, (a) if EXCO terminates the Agreement for any reason other than an ESAS Forfeiture Event (as defined below), or ESAS terminates the Agreement for an EXCO Forfeiture Event (as defined below), then 100% of the Warrants will fully vest and become exercisable and (b) if ESAS terminates the Agreement for any reason other than an EXCO Forfeiture Event, or EXCO terminates the Agreement for an ESAS Forfeiture Event, then one hundred percent (100%) of the Warrants will be cancelled and forfeited. The Warrants automatically terminate and become void and of no force or effect if the Closing does not occur.

An “ESAS Forfeiture Event” includes, among other events: (i) ESAS’s failure to complete the Investment, (ii) Mr. Wilder’s failure to serve as Executive Chairman of the Board, either through his resignation, refusal to do so or as a result of certain disqualifying events specified in the Agreement and (iii) ESAS’s material and willful breach of its covenants in the Agreement. An “EXCO Forfeiture Event” includes, among other events: (i) EXCO’s failure to elect Mr. Wilder to the Board, (ii) the removal of Mr. Wilder from the Board by EXCO for reasons other than disqualifying events specified in the Agreement or (iii) EXCO’s material and willful breach of its covenants in the Agreement.

Pursuant to the Agreement, and as a condition to the Initial Investment Closing, EXCO and ESAS have agreed to enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which EXCO will agree to prepare and file Registration Statements on Form S-3 with respect to the resale by ESAS or its affiliates of (i) the Common Shares to be issued in connection with the Initial Investment, (ii) the Warrants, (iii) the Warrant Shares, (iv) the Common Shares to be acquired in connection with the Remaining Investment and (v) any Common Shares subsequently acquired by ESAS or other parties to the Registration Rights Agreement. Prior to entering into the proposed Registration Rights Agreement, EXCO will be required to seek a waiver from the holders of certain of the Company’s securities with registration rights under the First Amended and Restated Registration Rights Agreement originally dated as of October 3, 2005, as amended and restated as of December 30, 2005, among EXCO and the investors named therein, and the Registration Rights Agreement dated March 28, 2007 in respect of 7.0% Cumulative Convertible Perpetual Preferred Stock and Hybrid Preferred Stock, among the Company and the investors named therein.

In addition to other customary covenants provided for in the Agreement, EXCO has agreed to use its commercially reasonable efforts (i) to include any Common Shares issued and any Warrant Shares, when issued, for listing on the primary national securities exchange or automated quotation system on which the Common Shares are then listed or authorized for quotation and (ii) to reserve and have authorized all of the Warrant Shares that could be exercised under the Warrants. Subject to certain conditions, ESAS has agreed to refrain from, among other actions, (a) for a period of two years seeking to effect a change of control or change in management of EXCO and (b) acquiring any equity securities (other than the Warrant Shares) during the twenty (20) trading days prior to certain performance measurement dates. For the one-year period following the termination of the Agreement or the expiration of the Services, both EXCO and ESAS have mutually agreed to abstain from soliciting or encouraging employees from the other party to leave their respective employment.

The Agreement will remain in effect for four years after Closing, unless the Agreement is terminated or extended by prior mutual written consent of EXCO and ESAS. Prior to Closing, the Agreement may be terminated (i) upon written notice by one party if Closing shall not have occurred by November 30, 2015, (ii) by either party if the shareholder proposals upon which the Closing is conditioned are not approved by EXCO’s shareholders and (iii) by ESAS if EXCO does not file a proxy statement within thirty (30) days after the signing of the Agreement in accordance with the terms of the Agreement. After Closing, the Agreement may be terminated (i) by either party for any reason upon thirty (30) days prior notice, (ii) by ESAS upon an EXCO Forfeiture Event, (iii) by EXCO upon an ESAS Forfeiture Event, and (iv) by either party upon Mr. Wilder’s resignation from the Board. Within the first year of the Agreement (subject to certain extensions), EXCO shall not be required to transfer to ESAS the monthly fees and Incentive Payment if (i) ESAS fails to complete the Investment, (ii) ESAS terminates for any reason that is not an EXCO Forfeiture Event or (iii) EXCO has terminated due to an ESAS Forfeiture Event.

The Agreement contains customary representations and warranties and indemnities by the Company and ESAS for transactions of this nature.

The foregoing is only a brief description of the material terms of the Agreement, the Warrants, and the Nomination Letter Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Agreement, the Warrants, and the form of Nomination Letter Agreement, which are filed as exhibits to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction and EXCO’s 2015 annual meeting of shareholders, EXCO will be filing a proxy statement with the SEC. EXCO SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to EXCO shareholders, and EXCO shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attn: Secretary, or by calling (214) 368-2084 and asking for investor relations.

Participants In Solicitation

EXCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning EXCO’s participants is set forth in the proxy statement dated April 7, 2014 for EXCO’s 2014 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of EXCO in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Section 3 - Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference in this Item 3.02. The issuance of the Common Shares to ESAS in connection with the Initial Investment, the issuance of the Warrants to ESAS and the issuance of the Common Shares upon the exercise of the Warrants to ESAS by the Company pursuant to the Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and the safe harbor provided by Rule 506, promulgated thereunder.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2015, EXCO’s Board appointed Harold L. Hickey to the position of President and Chief Executive Officer of EXCO. Mr. Hickey was previously President and Chief Operating Officer of EXCO since February 2013. From October 2005 until February 2013, Mr. Hickey served as Chief Operating Officer and Vice President of EXCO. Kyle Hickey, the son of Mr. Hickey, is an employee of EXCO. From January 1, 2014 through March 31, 2015, compensation paid to Mr. Kyle Hickey (including the value of equity awards) totaled approximately $186,263.

Section 8 - Other Events

Item 8.01 Other Events.

On April 1, 2015, the Company issued a press release announcing the transaction discussed in Item 1.01, which is filed herewith as Exhibit 99.1 and incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Services and Investment Agreement, dated as of March 31, 2015, by and among EXCO Resources, Inc. and Energy Strategic Advisory Services LLC.

10.2	Form of Nomination Letter Agreement.

10.3	Warrant, dated as of March 31, 2015.

10.4	Warrant, dated as of March 31, 2015.

10.5	Warrant, dated as of March 31, 2015.

10.6	Warrant, dated as of March 31, 2015.

99.1	Press release, dated April 1, 2015, issued by EXCO Resources, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: April 2, 2015	By:	/s/ William L. Boeing
		Name:	William L. Boeing
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Services and Investment Agreement, dated as of March 31, 2015, by and among EXCO Resources, Inc. and Energy Strategic Advisory Services LLC.

10.2	Form of Nomination Letter Agreement.

10.3	Warrant, dated as of March 31, 2015.

10.4	Warrant, dated as of March 31, 2015.

10.5	Warrant, dated as of March 31, 2015.

10.6	Warrant, dated as of March 31, 2015.

99.1	Press release, dated April 1, 2015, issued by EXCO Resources, Inc.